Exhibit 3.2

FILE COPY

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME

Company Number **11726624**

The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:

HUON VALLEY LTD

a company incorporated as private limited by shares, having its registered office situated in England and Wales, has changed its name to:

ROGUE BARON LTD

Given at Companies House on**8th February 2019**

* N11726624G *

The above information was communicated by electronic means and authenticated by the Registrar of Companies under section 1115 of the Companies Act 2006

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

Companies House

Companies House Electronically filed document for Company Number: 11726624 Page: 1 NM01 (ef) Notice of Change of Name by Resolution I Company Number: Company Name: 11726624 HUON VALLEY LTD Received for filing in Electronic Format on the:08/02/2019 Notice is hereby given that the company has changed its name as set out in the attached resolution Authorisation Authenticated This form was authorised by one of the following: Director, Secretary, Person Authorised, Administrator, Administrative Receiver, Receiver, Receiver manager, Charity Commission Receiver and Manager, CIC Manager

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COMPANIES ACT 2006 SPECIAL RESOLUTION ON CHANGE OF NAME End of Electronically filed document for Company Number: 11726624 Page: 2 Company number: 11726624 Existing company name: HUON VALLEY LTD The following special resolution to change the name of the company was agreed and passed by the members. On the 8th February 2019 That the name of the company be changed to: ROGUE BARON LTD

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